================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       COMPUTER TASK GROUP, INCORPORATED
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

Company Logo

                              COMPUTER TASK GROUP,
                                  INCORPORATED

Dear Fellow Shareholder:
                                                    April 4, 1997

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Computer Task Group, Incorporated which will be held at our corporate headquarters, 800 Delaware Avenue, Buffalo, New York on Wednesday, April 30, 1997 at 10:00 a.m.

     Your Proxy card is enclosed. Please indicate your voting instructions and sign, date and mail the Proxy promptly in the return envelope.

                                          Sincerely,

                                       G. S. Fitzgerald Signature
                                          Gale S. Fitzgerald
                                            Chairman of the Board and
                                            Chief Executive Officer

Company Logo

                              COMPUTER TASK GROUP,
                                  INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 30, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Computer Task Group, Incorporated will be held at our corporate headquarters, 800 Delaware Avenue, Buffalo, New York on Wednesday, April 30, 1997, at 10:00 a.m. for the following purposes:

          1. To elect three Class I directors to hold office until the 1999 annual meeting of shareholders and until their successors are elected and qualified.

          2. To consider and take action upon an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 25,000,000 to 150,000,000 shares.

          3. To consider and take action upon an amendment to the Company's Certificate of Incorporation to remove the authorization for 2,300,000 shares of a series of preferred stock designated as Series B Preferred Stock.

          4. To take action upon and transact any other business properly brought before said meeting or any adjournment or adjournments thereof.

     In accordance with the provisions of the By-laws, the record of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof has been taken at the close of business on March 19, 1997.

Dated:  Buffalo, New York
       April 4, 1997
                                          By Order of the Board of Directors,

                                          J. G. Makowski Signature
                                          Joseph G. Makowski
                                            Secretary

                              COMPUTER TASK GROUP,
                                  INCORPORATED

                                PROXY STATEMENT

     This Proxy Statement and the accompanying form of proxy are being mailed on or about April 4, 1997, in connection with the solicitation by the Board of Directors (Board) of Computer Task Group, Incorporated (Company or CTG) of proxies to be voted at the annual meeting of shareholders on April 30, 1997, and all adjournments thereof. The mailing address of the Company's principal executive office is 800 Delaware Avenue, Buffalo, New York 14209.

     Each share is entitled to one vote. Shares cannot be voted at the meeting unless the shareholder is present or represented by proxy. If a properly executed proxy in the accompanying form is returned, the shares represented thereby will be voted at the meeting in accordance with the instructions contained in the proxy, unless the proxy is revoked prior to its exercise. Under the New York Business Corporation Law (BCL) and the Company's By-laws, the presence, in person or by proxy, of one-third of the outstanding Common Stock is necessary to constitute a quorum of the shareholders to take action at the annual meeting. The shares which are present, or represented by a proxy, will be counted for quorum purposes regardless of whether or not a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Once a quorum is established, under the BCL and the Company's By-laws, the directors standing for election must be elected by a plurality of the votes cast. For voting purposes, all votes cast "for," "against," "abstain," or "withhold authority" will be counted in accordance with such instructions as to each item. Broker non-votes will not be counted for any item.

     The close of business on March 19, 1997 has been fixed by the Board as the record date for the determination of shareholders entitled to vote at the meeting. On that date, the Company had outstanding and entitled to vote shares of Common Stock, par value $.01 per share (Common Stock).

                             ELECTION OF DIRECTORS

     At the annual meeting of shareholders, in accordance with the Company's Certificate of Incorporation and By-laws, three (3) persons are to be elected to the Board as Class I directors to hold office until the 1999 annual meeting of shareholders and until their successors are elected and qualified.

     It is intended that shares represented by properly executed proxies will be voted, in the absence of contrary instructions, in favor of the election of the following nominees as Class I directors -- Gale S. Fitzgerald, Paul W. Joy and Randolph A. Marks. Pursuant to the Company's Bylaws, each of the classes of directors is required to have at least three (3) directors or such lesser number as may be permitted by law and be as nearly equal in number as possible. The current Class II directors of the Company whose terms of office extend until the 1998 annual meeting of shareholders and until their successors are elected and qualified are George B. Beitzel, Richard L. Crandall and Barbara Z. Shattuck.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
                         NOMINEES FOR CLASS I DIRECTORS

     All nominees have consented to serve as directors, if elected. However, if at the time of the meeting any nominee should be unable to stand for election, the persons who are designated as nominees intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board.

     The following information about the Company's directors relating to their principal occupations or employment, name and principal business of the corporation or other organization in which such occupation or employment is carried on, and other affiliations has been furnished to the Company by the respective directors.

Gale S. Fitzgerald          Chairman and Chief Executive Officer of the Company since October
  (Class I)                 1994. Ms. Fitzgerald joined the Company in May 1991 as Senior
  Age 46                    Vice President responsible for the Company's Northeastern United
  Director since July       States and Canadian operations and was promoted to President and
  1993                      Chief Operating Officer on July 1, 1993. Prior to joining the
                            Company, Ms. Fitzgerald was Vice President, Professional Services
                            at International Business Machines Corporation, where she had worked for 18 years in various management positions.

Paul W. Joy                 Mr. Joy is an independent business consultant. From 1985 to
  (Class I)                 August 1990, Mr. Joy served as Vice Chairman of the Board of
  Age 73                    American Brass Company.
  Director since April
  1982

Randolph A. Marks           Co-founder of the Company and currently an independent business
  (Class I)                 consultant. From 1985 to September 1990, Mr. Marks served as
  Age 61                    Chairman of the Board of American Brass Company. Mr. Marks was
  Director since March      engaged by the Company as a consultant from March 1984 until his
  1966                      retirement from the Company in December 1985. Prior to March
                            1984, Mr. Marks served as Chairman of the Board and Chief
                            Executive Officer of the Company commencing in June 1979, and prior thereto as Chairman of the Board and President of the
                            Company from the time of its organization in 1966. Mr. Marks is a director of Marine Midland Bank, Western New York Region and
                            Columbus McKinnon Corporation, a manufacturer of material
                            handling products.

Richard L. Crandall         Chairman of the board of directors of Comshare, Inc., a computer
  (Class II)                software and services company. Mr. Crandall served as the
  Age 53                    President and Chief Executive Officer of Comshare from 1969 to
  Director since July       1994. Mr. Crandall is also a director of Diebold, Inc., a
  1993                      manufacturer of automated self-service transactions systems, security products and software.

George B. Beitzel           Mr. Beitzel has been an independent business consultant since his
  (Class II)                retirement from International Business Machines Corporation in
  Age 68                    1987 where he served as Senior Vice President. Mr. Beitzel joined
  Director since January    IBM in 1955 as a sales representative and was a member of IBM's
  1994                      board of directors from 1972 until 1985. He is a director of
                            Bankers Trust New York Corporation and its subsidiary, Bankers
                            Trust Company, Phillips Petroleum Company, Phillips Gas Company,
                            Caliber System, Inc., a transportation and freight company, Rohm and Haas Company, a manufacturer of plastic materials, Xillix
                            Technologies Corp., a manufacturer and distributor of computer imaging systems for the medical profession, The Colonial
                            Williamsburg Foundation, a colonial restoration museum and hotel complex, TIG Holdings, Inc., a property and casualty insurance holding company, and Bitstream, Inc., a developer of computer software for the creation and printing of electronic documents.

Barbara Z. Shattuck         Ms. Shattuck is the president and founding principal of Shattuck
  (Class II)                Hammond Partners, Inc., a financial and investment advisor to the
  Age 46                    healthcare industry. Ms. Shattuck was also a founding partner and
  Director since October    principal of Cain Brothers, Shattuck & Company, Inc. a financial
  1995                      and investment advisor.

               SECURITY OWNERSHIP OF THE COMPANY'S COMMON SHARES
                 BY CERTAIN BENEFICIAL OWNERS AND BY MANAGEMENT

Security Ownership of Certain Beneficial Owners

     As of March 19, 1997, the following persons were known by the Company to be the beneficial owners of more than five percent of its Common Stock. The following table shows the nature and amount of their beneficial ownership.

                                                                    AMOUNT AND
                                     NAME AND ADDRESS                NATURE OF        PERCENT
     TITLE OF CLASS                OF BENEFICIAL OWNER             OWNERSHIP(1)       OF CLASS
-------------------------   ----------------------------------    ---------------    ----------
Common Stock.............   Thomas R. Beecher, Trustee                1,820,882             %
                            CTG Stock Employee
                            Compensation Trust
                            200 Theater Place
                            Buffalo, NY 14202

Common Stock.............   Essex Investment Management                 923,710(2)          %
                            Company
                            125 High Street
                            Boston, MA 02110

---------------

(1) The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission (SEC). Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated.

(2) Essex Investment Management Company, a registered investment advisor, is the beneficial owner of 923,710 shares of the Company's Common Stock, 636,980 shares of which it has the sole power to vote or to direct the vote. Essex has the sole power to dispose of or to direct the disposition of all 923,710 shares.

Security Ownership by Management

     As of March 19, 1997, the directors and nominees for director individually, the named executive officers, and all directors and executive officers of the Company as a group, respectively, owned beneficially the following amounts of the Company's Common Stock.

                                                                  AMOUNT AND
                                                                   NATURE OF
                      NAME OF INDIVIDUAL                          BENEFICIAL         PERCENT
                      OR NUMBER IN GROUP                         OWNERSHIP(1)        OF CLASS
--------------------------------------------------------------  ---------------     ----------
Gale S. Fitzgerald............................................      188,406(2)             %
                                                                                    -------
Randolph A. Marks.............................................      114,965(3)(4)         *
Paul W. Joy...................................................       85,467(5)            *
Richard L. Crandall...........................................       43,668(6)            *
George B. Beitzel.............................................       56,067(7)            *
Barbara Z. Shattuck...........................................       33,767(8)            *
Richard A. Ballou.............................................       39,583(9)            *
James R. Boldt................................................       11,350(10)           *
Michael E. Grich..............................................        5,988(11)           *
Nico H. Molenaar..............................................       15,000(12)           *
All directors and executive officers as a group (16                 656,744(13)        3.18%
  persons)....................................................

---------------

     * Less than 1 percent of outstanding shares.

 (1) The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the SEC. Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated.

 (2) Amount indicated includes options to purchase 122,500 shares which are or will become exercisable within sixty (60) days and 6,250 shares owned by members of Ms. Fitzgerald's immediate family.

 (3) Under an agreement entered into in February 1981, upon the death of Mr. Marks, the Company will have the option to purchase up to as many shares of Common Stock owned by the decedent as may be purchased with the proceeds of the insurance on the life of the decedent maintained by the Company
     (currently $          in the aggregate). The purchase price for such shares
     will be 90 percent of the market price of such shares on the Friday immediately preceding the date of death.

 (4) Amount indicated represents 84,965 shares held by Mr. Marks in his own name and options to purchase 20,000 shares which are or will become exercisable within sixty (60) days. A family charitable foundation of which Mr. Marks is a trustee and shares voting and investment power with respect to said shares is the beneficial owner of 10,000 shares.

 (5) Amount indicated represents 20,467 shares held by Mr. Joy in his own name and options to purchase 20,000 shares which are or will become exercisable within sixty (60) days. The remaining shares are held by a family charitable foundation of which Mr. Joy is a trustee and shares voting and investment power with respect to said shares.

 (6) Amount indicated includes options to purchase 22,000 shares which are or will become exercisable within sixty (60) days, 5,000 shares which are held by Mr. Crandall as custodian for his son and one share held by Comshare, Inc. of which Mr. Crandall is the Chairman of the Board of Directors.

 (7) Amount indicated includes options to purchase 22,000 shares which are or will become exercisable within sixty (60) days and 24,067 shares held by Mr. Beitzel in his own name. The remaining shares are held by two trusts of which Mr. Beitzel and his wife are trustees.

 (8) Amount indicated includes 6,600 shares which are owned by the spouse of Ms. Shattuck, 6,167 shares which are owned by Ms. Shattuck and options to purchase 21,000 shares which are or will become exercisable within sixty
     (60) days.

 (9) Amount indicated includes options to purchase 33,475 shares which are or will become exercisable within sixty (60) days.

(10) Amount indicated includes options to purchase 6,250 shares which are or will become exercisable within sixty (60) days and 100 shares of which are held by Mr. Boldt as custodian for members of his immediate family.

(11) Amount indicated includes options to purchase 5,988 shares which are or will become exercisable within sixty (60) days.

(12) Amount indicated includes options to purchase 15,000 shares which are or will become exercisable within sixty (60) days.

(13) Amount indicated includes options to purchase 328,413 shares which are or will become exercisable within sixty (60) days.

                          INFORMATION ABOUT MANAGEMENT

The Board of Directors

     During the fiscal year ended December 31, 1996, the Board of Directors held a total of four (4) regularly scheduled meetings. Each of the directors attended all of the meetings of the Board and of those committees of the Board on which they served.

     The Board of Directors has Audit, Compensation and Directors Affairs Committees which met four (4), three (3) and two (2) times, respectively, in 1996. In 1996 the original composition of the Audit Committee was Messrs. Crandall, Joy, Marks and Ms. Shattuck. Mr. Joy resigned as a member of the Audit Committee on April 24, 1996. In 1996 the original composition of the Compensation Committee consisted of Messrs. Beitzel, Joy and Marks. Mr. Marks resigned as a member of the Compensation Committee on February 2, 1996 and was replaced by Ms. Shattuck. In 1996 the original composition of the Directors Affairs Committee was Messrs. Beitzel, Joy, Crandall and Marks. Mr. Joy resigned as a member of the Directors Affairs Committee on April 24, 1996. The Audit Committee reviews the annual financial statements and scope of the audit with the Company's independent accountants and is available to discuss with them and the Company's Chief Financial Officer and internal auditor any other audit-related matters which may arise during the year. They also review the internal audit function. The Compensation Committee reviews and approves the compensation of senior management and is responsible for the administration of the Company's stock plans, Non-qualified Key Employee Deferred Compensation Plan, and Stock Employee Compensation Trust. The Directors Affairs Committee is responsible for the establishment of governance policies concerning the Board of Directors of the Company. The Directors Affairs Committee is also responsible for reviewing and approving the compensation of directors subject to ratification by the Board of Directors. In 1996 the Board of Directors reappointed Paul W. Joy, lead director for communications with the Chairman and Chief Executive Officer which require input from the outside directors. Mr. Joy does not receive any additional remuneration in connection with his service as lead director. The Board of Directors does not have a Nominating Committee. Nominations for directors are made by the Directors Affairs Committee in consultation with the Chairman and Chief Executive Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

     The Company believes that all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10% of its outstanding Common Stock were complied with for 1996. Such belief is based solely on its review of copies of such reports furnished to the Company and written representations that no other reports were required.

Director Compensation

     From January 1, 1996 to April 24, 1996, the cash compensation of the outside directors of the Company who were not officers consisted of a $3,333.00 retainer and a $1,000 fee for attendance at each Board of Directors meeting for said period. The Company also purchased 667 shares of its Common Stock for each outside director as part of his or her other annual compensation. Additionally, the Chairperson of a committee received $800 for attendance at each committee meeting and committee members received $500 for attendance at committee meetings. Directors who are not officers were also entitled to be reimbursed for expenses incurred while serving as directors. Directors who are officers of the Company do not receive additional compensation for their services as directors.

     On April 24, 1996 following approval by a vote of the holders of a majority of the outstanding shares of the Company's Common Stock, the compensation of non-officer directors was changed to a $10,000 annual retainer and the grant on every third year of a non-qualified stock option for 30,000 shares of Common Stock subject to vesting at the rate of 10,000 shares per year beginning in 1996. Accordingly, for the period from April 24, 1996 to May 1997, each non-officer director received a $10,000 retainer and an option to purchase 30,000 shares of Common Stock. Directors no longer receive fees for attending board or committee meetings or cash to be used for the purchase of shares of the Company Common Stock. Directors who are not officers continue to be entitled to be reimbursed for expenses incurred while serving as directors. Directors who are officers of the Company do not receive additional compensation for their services as directors.

Executive Compensation and Other Information

     The following table shows the annual and long-term compensation paid to the Chairman and Chief Executive Officer and the four (4) highest compensated executive officers for services rendered in 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                ----------------------------------
                                              ANNUAL COMPENSATION                       AWARDS
                                     --------------------------------------     ----------------------     PAYOUTS
                                                                  OTHER         RESTRICTED                 -------
          NAME AND                                                ANNUAL          STOCK        OPTIONS/     LTIP        ALL OTHER
         PRINCIPAL                    SALARY       BONUS       COMPENSATION      AWARD(S)       SAR'S      PAYOUTS     COMPENSATION
          POSITION          YEAR       ($)          ($)          ($) (1)           ($)           (#)         ($)         ($) (6)
--------------------------------     --------     --------     ------------     ----------     -------     -------     ------------
Gale S. Fitzgerald          1996     $345,000     $255,000       $ 45,000        $ 43,625(7)    48,000       $ 0         $  4,750
  Chairman of the Board     1995     $300,000     $153,123       $  2,832        $      0       95,000       $ 0         $  2,310
  and Chief Executive       1994     $281,250     $100,000       $      0        $      0       42,000       $ 0         $  2,310
  Officer
Nico H. Molenaar(2)         1996     $125,758     $155,185       $      0        $      0       15,000       $ 0         $ 10,303
  Vice President, Managing
    Director of CTG Europe
James R. Boldt(3)           1996     $133,846     $ 89,000       $ 16,713        $      0       25,000       $ 0         $  1,720
  Vice President and Chief
    Financial Officer
Michael E. Grich(4)         1996     $120,000     $ 97,623       $ 16,322        $      0       25,000       $ 0         $  2,563
  Vice President            1995     $120,000     $ 17,987       $    862        $      0            0       $ 0         $  2,724
Richard A. Ballou(5)        1996     $150,000     $ 27,000       $ 13,275        $      0       11,000       $ 0         $  2,375
Vice President              1995     $135,000     $ 41,139       $  1,108        $      0       32,000       $ 0         $  2,310
                            1994     $132,000     $ 28,050       $      0        $      0        4,300       $ 0         $  2,310

---------------

(1) Other annual compensation for Ms. Fitzgerald and for Messrs. Boldt, Grich and Ballou consists of deferred compensation contributed by the Company under the CTG Non-Qualified Key Employee Deferred Compensation Plan. Ms. Fitzgerald did not defer any of her 1996 salary or bonus under the Non-Qualified Key Employee Deferred Compensation Plan.

(2) Mr. Molenaar was promoted to Vice President as of January 1, 1996. Mr. Molenaar did not defer any of his 1996 salary or bonus under the Non-Qualified Key Employee Deferred Compensation Plan.

(3) Mr. Boldt joined the Company on February 12, 1996 as Vice President and Chief Financial Officer. Mr. Boldt deferred a total of $11,650 of his 1996 salary and bonus under the Non-Qualified Key Employee Deferred Compensation Plan.

(4) Mr. Grich was promoted to Vice President in February, 1995. Mr. Grich received $27,623 of his 1996 bonus and deferred $70,000 of such bonus under the Non-Qualified Key Employee Deferred Compensation Plan.

(5) Mr. Ballou deferred $7,494 of his 1996 salary and none of his bonus under the Non-Qualified Key Employee Deferred Compensation Plan.

(6) Consists of Company matching contributions under the 401(k) Retirement Plan and Trust for Ms. Fitzgerald and Messrs. Boldt, Grich and Ballou and a contribution to a retirement plan for Mr. Molenaar.

(7) Ms. Fitzgerald received an award of 1,000 shares of restricted common stock with a value of $43.625 per share which will vest on January 31, 2001. The shares are eligible to receive dividends in the same manner as all common stock of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (Committee) of the Board of Directors is composed of George B. Beitzel (Chairman), Paul W. Joy and Barbara Z. Shattuck, all of whom are "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Randolph A. Marks, a member of the Board, served on the Committee until February 2, 1996 when he was replaced by Ms. Shattuck. The Committee is responsible for overseeing the administration of the Company's employee stock and benefit plans and establishing policies relating to the compensation of employees. This Committee report describes the various components of the Company's executive officer compensation program and the bases on which 1996 compensation was paid to such executive officers including the executive officers named in the compensation tables set forth above.

     Compensation Policy -- The Committee's compensation policies are designed to maintain a direct relationship among executive pay, financial performance of the Company and the creation of shareholder value. Such policies seek to:

     - Provide compensation opportunities which enable the Company to attract and retain qualified executives;

     - Provide compensation that is directly related to the performance of both the Company and the individual;

     - Integrate the compensation programs with the Company's annual and long-term financial and operating objectives; and

     - Align the interests of executive officers with the long-term interests of the Company's stockholders through stock-based award opportunities that can result in ownership of the Company's Common Stock.

     The Company's executive compensation program attempts to achieve the foregoing objectives by integrating annual base salary with annual cash and stock-based incentives based on both Company and individual performance. Measurement of Company performance is based on operating and financial objectives set at the beginning of each year. As a result, executive compensation tends to be higher in years in which the performance goals are achieved or exceeded. In addition, as an executive's level of responsibility increases, a greater portion of his or her annual compensation is based on performance incentives. Accordingly, there will be greater variability in an executive's total compensation from year to year based on both the individual's and the Company's actual performance.

     Components of Executive Compensation -- The compensation paid to the Company's executive officers during 1996, as reflected in the tables set forth in this Proxy Statement, consisted of annual base salary, annual cash incentive compensation, long-term stock-based incentive compensation and deferred compensation.

     Annual Base Salary -- With respect to determining the base salary of executive officers, the Committee takes into consideration a variety of factors including the executive's level of responsibility, individual performance and the salaries of similar positions in the Company and in comparable companies both within and outside our industry who compete for executive talent. The Company participates in and reviews various industry salary surveys and in 1996 retained the services of an independent consultant to assess comparable external salaries.

     Annual Cash Incentive Compensation -- Each executive officer's total annual compensation consists in part of annual cash incentive compensation. Awards of cash incentive compensation are based on the attainment of one or more specified targeted levels of (i) gross profit, (ii) operating income, (iii) specific assigned objectives, (iv) net income, and (v) individual objectives. The Committee, in awarding such discretionary cash incentive compensation, considers the recipient's individual contribution toward Company operating profitability, cost containment, leadership, teamwork and the successful implementation of business strategy. The objective of this form of annual compensation is to provide an incentive to certain executives to achieve operating and financial objectives that the Committee believes are primary determinants of shareholder value over time.

     Long-Term Stock-Based Incentive Compensation -- The third component of executive compensation during 1996 consisted of grants of stock options under the Company's 1991 Stock Option Plan and restricted stock under the Company's 1991 Restricted Stock Plan. In making grants of stock options, the Committee considered an executive's contribution toward past and future Company performance. Any value that might be received from an option grant depends upon increases in the price of the Company's Common Stock. Accordingly, the amount of compensation to be received by an executive is directly aligned with increases in shareholder value. Grants of stock options are made to key employees of the Company who, in the opinion of the Committee, have had and are expected to continue to have a significant impact on the long-term performance of the Company. Such awards are also intended to reward such individuals who remain with the Company and to further align their interests with those of the Company's shareholders. In making grants of restricted stock, the Committee considered the executive's contribution to the success of the Company in 1996. Other than due to special circumstances, restricted stock awards are subject to required service for four years from the date of the grant until such restrictions lapse. During such restriction period, the executive has the right to vote and receive dividends paid on such shares. The final value of the shares received by the executive is based on the change in shareholder value. The Committee strongly believes that stock ownership by management and stock-based performance compensation are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value.

     Stock Options Granted During 1996 -- The Committee granted stock options during 1996 to various executive officers named in the following table (see Options/SAR Grants in 1996). For all stock option grants during 1996, recipients of such stock options received the right to purchase shares of Common Stock of the Company in the future at a price equal to their fair market value determined on the date of grant. Options granted as incentive stock options under the Internal Revenue Code of 1986, as amended, generally become exercisable in installments of 25 percent of the shares covered by each grant commencing on the first annual anniversary date of the date of grant and on each annual anniversary date thereafter. Such options may be exercised at any time for a period of six (6) years after they first become exercisable. Options granted as nonqualified stock options generally become exercisable in installments of 20 percent of the shares covered by each grant, commencing on the first annual anniversary date of the date of grant and on each annual anniversary date thereafter. After they become exercisable, these options may be exercised at any time for a period not to exceed fifteen (15) years from the date of grant. The Committee considers an executive's contribution toward Company performance, expected future contribution and the number of options and shares of Common Stock presently held by an executive.

     Deferred Compensation -- The fourth component of executive compensation during 1996 consisted of the Company's contribution under the CTG Non-Qualified Key Employee Deferred Compensation Plan for those executives chosen to participate in the Plan. Beginning June 1, 1995, executives chosen to participate in the Plan were eligible to elect to defer a percentage of their annual cash compensation. In addition, executives are also eligible to receive a Company contribution under the Plan in an amount equal to a specified percentage of the sum of the executive's 1996 base salary and bonus compensation. The Company's contribution percentage and criteria used to determine performance targets are based on the recommendations of the Chairman and CEO, subject to the approval of the Committee. The contribution is made in cash or CTG Common Stock, as determined by the Committee.

     Chief Executive Officer Compensation -- The Committee, in setting the compensation for the position of Chief Executive Officer (CEO) during 1996, sought to provide a compensation package which depended in part upon the attainment of both annual and long-term objectives, thereby linking the annual compensation of the CEO to individual performance and the Company's performance. Compensation for the position of CEO consisted of (i) annual base compensation established by the Committee, (ii) cash incentive compensation tied to Company financial performance, (iii) discretionary cash incentive compensation tied to Company financial performance, (iv) discretionary cash incentive compensation based upon an assessment by the Committee and the Board of Directors of Ms. Fitzgerald's effectiveness as CEO as measured by specific strategic and organizational objectives, (iv) long-term stock-based incentive compensation, and (v) a contribution under the CTG Non-Qualified Key Employee Deferred Compensation Plan.

     Ms. Fitzgerald's 1996 compensation consisted of (i) base compensation of $345,000 per year, (ii) cash incentive compensation consisting of $85,000 based upon her attainment of specific financial objectives, (iii) discretionary cash incentive compensation consisting of $42,500 based upon her attainment of specific financial objectives, (iv) discretionary cash incentive compensation consisting of $127,500 based upon an assessment by the Committee and Board of Directors of Ms. Fitzgerald's effectiveness as CEO as measured by specific strategic and organizational objectives, (iv) long-term stock-based incentive compensation consisting of an incentive stock option grant of 48,000 shares at $18.00 awarded on February 2, 1996, (v) restricted stock with a value of $43,625 which will vest on January 31, 2001, and (vi) a contribution of $45,000 under the CTG Non-Qualified Key Employee Deferred Compensation Plan.

     Section 162(m) of the Internal Revenue Code -- Section 162(m) of the Code, adopted as part of the Omnibus Budget and Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" is defined as the Chief Executive Officer and the four other highest paid executive officers of the corporation. The Committee has determined that the 1991 Option Plan meets the requirements for deductibility. The Committee will, however, continue to study whether it is desirable to cause compensation arrangements in the future to qualify as deductible compensation. To the extent that the Committee's compensation objectives can be achieved in a manner which maximizes the deductibility of compensation paid by the Company, it will seek to do so.

                    SUBMITTED BY THE COMPENSATION COMMITTEE

George B. Beitzel                         Paul W. Joy                        Barbara Z. Shattuck
Chairman

     The Compensation Committee Report on Executive Compensation and the Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                           COMPANY PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total shareholder returns for the Company's Common Stock, the S&P 500 Index, the S&P Computer Software & Services Index and a new Peer Group, assuming a base index of $100 at the end of 1991. The cumulative total return for each annual period within the five years presented is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the period by (ii) the share price at the beginning of the period. The calculations exclude trading commissions and taxes.

     Measurement Period        Computer Task     S&P Computer
   (Fiscal Year Covered)        Group, Inc.        Software        Peer Group        S&P 500
1991                                   100.00           100.00           100.00           100.00
1992                                   100.60           118.30           114.00           107.60
1993                                    85.20           150.90           115.00           118.40
1994                                   109.30           178.40           155.80           120.00
1995                                   245.40           250.70           154.50           165.00
1996                                   537.70           373.00           295.10           202.90

---------------

     The new Peer Group comprises the following companies which are in the business of providing information technology (IT) services: American Management Systems, Incorporated; Analysts International Corporation; Ciber, Inc.; Computer Horizons Corp.; Compuware Corporation; Keane, Inc.; Alternative Resources Corporation; and Technology Solutions Company. The S&P Computer Software & Services Index comprises the following companies: Autodesk, Inc., Computer Associates International, Inc., Computer Sciences Corporation, Microsoft Corporation, Novell, Inc., Oracle Corporation, and Unisys Corporation.

     The Company elected to adopt the new Peer Group as a replacement for the S&P Computer Software & Services Index because it comprises companies that provide IT services more closely aligned to those provided by the Company and would, therefore, provide a more accurate indication of shareholder return for the Company's Common Stock when compared to such similar firms.

Option/SAR Grants, Exercises and Holdings

     The following tables set forth certain information concerning stock options granted and exercised during 1996, and unexercised options held as of the end of 1996, by the named executives:

                           OPTIONS/SAR GRANTS IN 1996

                                   INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------
                              NUMBER OF
                              SECURITIES       PERCENT                                         POTENTIAL REALIZABLE
                              UNDERLYING       OF TOTAL                                       VALUE AT ASSUMED ANNUAL
                             OPTIONS/SARS    OPTIONS/SARS                                       RATES OF STOCK PRICE
                               GRANTED        GRANTED TO      EXERCISE OR                         APPRECIATION FOR
                               IN 1996        EMPLOYEES       BASE PRICE      EXPIRATION          OPTION TERM (2)
                               (#) (1)         IN 1996       ($ PER SHARE)       DATE            5%             10%
                             ------------    ------------    -------------    ----------    ------------    ------------
Gale S. Fitzgerald               12,000           3.52%         $18.00           2/2/03       $ 87,934        $204,923
                                 12,000           3.52%         $18.00           2/2/04       $103,130        $247,015
                                 12,000           3.52%         $18.00           2/2/05       $119,087        $293,317
                                 12,000           3.52%         $18.00           2/2/06       $135,841        $344,248

Nico H. Molenaar                  5,000           1.47%         $19.50           1/2/01       $ 29,937        $ 59,525
                                 10,000           2.93%         $18.00           2/2/01       $ 49,731        $109,892

James R. Boldt                    6,250           1.83%         $18.875         2/12/03       $ 48,025        $111,919
                                  6,250           1.83%         $18.875         2/12/04       $ 56,325        $134,908
                                  6,250           1.83%         $18.875         2/12/05       $ 65,040        $160,195
                                  6,250           1.83%         $18.875         2/12/06       $ 74,190        $188,012

Michael E. Grich                  2,500           0.73%         $18.00           2/2/03       $ 18,320        $ 42,692
                                  2,500           0.73%         $18.00           2/2/04       $ 21,485        $ 51,461
                                  2,500           0.73%         $18.00           2/2/05       $ 24,810        $ 61,108
                                  2,500           0.73%         $18.00           2/2/06       $ 28,300        $ 71,718
                                  3,750           1.10%         $17.625         2/22/03       $ 26,907        $ 62,704
                                  3,750           1.10%         $17.625         2/22/04       $ 31,557        $ 75,584
                                  3,750           1.10%         $17.625         2/22/05       $ 36,439        $ 89,752
                                  3,750           1.10%         $17.625         2/22/06       $ 41,566        $105,336

Richard A. Ballou                 2,750           0.81%         $18.00           2/2/03       $ 20,151        $ 46,961
                                  2,750           0.81%         $18.00           2/2/04       $ 23,634        $ 56,608
                                  2,750           0.81%         $18.00           2/2/05       $ 27,291        $ 67,218
                                  2,750           0.81%         $18.00           2/2/06       $ 31,130        $ 78,890

---------------

(1) The above listed options are incentive stock options which become exercisable in annual installments of 25 percent on each of the first four anniversary dates from the date of grant. To the extent such options cannot qualify as incentive stock options, they will be treated as nonqualified stock options which become exercisable in annual installments of 20 percent on each of the first five anniversary dates from the date of grant. The options granted to Mr. Molenaar vest at the time of grant pursuant to the law of The Netherlands.

(2) The dollar amounts under these columns use the five (5%) percent and ten (10%) percent rates of stock price appreciation prescribed by the SEC. This presentation is not intended to forecast future appreciation of the Company's stock.

   AGGREGATE OPTION/SAR EXERCISES IN 1996 AND 1996 YEAR END OPTION/SAR VALUES

                                                                                               VALUE OF
                                                               NUMBER OF                      UNEXERCISED
                               SHARES                         UNEXERCISED                    IN-THE-MONEY
                              ACQUIRED                      OPTIONS/SARS AT                 OPTIONS/SAR AT
                                 ON       VALUE              1996 YEAR END                   1996 YEAR END
                              EXERCISE   REALIZED     ---------------------------     ---------------------------
                                 #          $         EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
                              --------   --------     -----------   -------------     -----------   -------------
Gale S. Fitzgerald........     15,750    $349,063        76,000        180,500        $2,610,000     $ 5,590,188
Nico H. Molenaar..........          0    $      0        15,000              0        $  369,375     $         0
James R. Boldt............          0    $      0             0         25,000        $        0     $   606,250
Michael E. Grich..........          0    $      0         2,375         25,125        $   82,734     $   638,203
Richard A. Ballou.........      5,250    $130,813        21,900         38,900        $  718,425     $ 1,159,144

Long-Term Incentive Plan Awards

     No awards were made to the named executives during 1996 under the Company's 1991 Restricted Stock Plan other than Ms. Fitzgerald.

Executive Supplemental Benefit Plan

     The Company maintains an Executive Supplemental Benefit Plan (Supplemental
Plan) which provides certain executives with deferred compensation benefits. The Supplemental Plan was amended as of December 1, 1994 so as to freeze current benefits, provide no additional benefit accruals for participants and to admit no new participants. As a result of this action, the Company in 1996 reduced its annual Supplemental Plan expense from approximately $1.1 million in 1994 to approximately $.7 million. Generally, the Supplemental Plan provides for retirement benefits of up to 50% of a participating employee's base compensation at termination or as of December 1, 1994, which ever is earlier, and pre-retirement death benefits calculated using the same formula that is used to calculate normal and early retirement benefits. Benefits are based on service credits earned each year of employment prior to and subsequent to admission to the Supplemental Plan through December 1, 1994. Current employee participants are also entitled to long-term disability benefits based upon 50% of the disabled participant's base compensation at the time of disability. Retirement benefits and pre-retirement death benefits are paid during the 180 months following retirement or death, respectively, while disability benefits are paid until normal retirement age. Normal retirement is age 60. For any participant who is a member of a successor plan, the normal retirement age is increased to 65.

     On November 30, 1994, the Supplemental Plan was also amended to provide that in the event of a change of control, participants employed at such time shall be entitled to receive a lump sum benefit equivalent to the present value of 50% of their base compensation as of the date of the change of control. This amount will be calculated for a period of no less than fifteen (15) years or the life of the participant, whichever is longer. A change of control will occur if
(i) any person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as the ownership of stock of the Company) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of combined voting power of the Company's then outstanding voting securities; (ii) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds 2/3 of the directors (other than in connection with the contested election), before the beginning of the period cease, for any reason, to constitute at least a majority thereof; or (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets unless the acquirer of the assets or its directors shall meet the conditions for a merger or consolidation described in the Supplemental Plan. Upon a change of control, on the basis of present base compensation, all executive officers as a group would receive a maximum of $726,000.

     On November 1, 1996, the Compensation Committee of the Board, which is responsible for the administration of the Supplemental Plan, determined as a policy matter that no early retirement benefits would be available in the future. On January 31, 1997, the Board of Directors amended the Supplemental Plan to delete reference to the right of any plan participant to request an early retirement benefit in the future. The Board further amended the Supplemental Plan to allow the Company the right at any time to pay any vested plan participant the present value, as calculated by the Company, of the benefit due at normal retirement age.

     Two current employees and nineteen (19) former employees are presently covered by the Supplemental Plan. The two current employees also participate in the CTG Non-Qualified Key Employee Deferred Compensation Plan which is a successor plan. At normal retirement age, Ms. Fitzgerald will receive $30,000 per year. All executive officers as a group will receive total annual retirement benefits of $51,300 at age 65.

     The Company has purchased, and is the beneficiary of, insurance on the lives of certain participants in the Supplemental Plan. Under the insurance program, if the assumptions made as to mortality experience, policy dividend and other factors are realized, the proceeds of the policies will reimburse the Company for all costs of the Supplemental Plan, including benefits, insurance premiums and a factor for the use of the Company's money.

Non-Competition and Employment Agreements

     On July 1, 1993 the Company entered into a non-competition agreement with Ms. Fitzgerald upon her appointment as President and Chief Operating Officer. This Agreement remained in place following her appointment as Chairman and Chief Executive Officer in October, 1994. Under the terms of the agreement, Ms. Fitzgerald, following the termination of her employment relationship with the Company, is to refrain for a defined period from undertaking any activities in competition with the business activities of the Company, including the solicitation or recruitment of Company employees, or the use or disclosure of confidential information concerning the Company's business and operations. Under the terms of the agreement, the Company agrees not to terminate Ms. Fitzgerald's employment with the Company unless the Company gives her twelve (12) months prior notice of such termination, or pays to her an amount equal to twelve (12) months total compensation to be paid to her under the terms of any then existing compensation plan in effect between the Company and her. Pursuant to the terms of the agreement, the Company agreed that in the event Ms. Fitzgerald has not secured an employment or a contractual position of six months or more in an executive management capacity, at the expiration of the twelve (12) month period following the date of separation, the Company will pay her up to an additional six (6) months of total compensation calculated on the basis of the last compensation plan in effect between the Company and Ms. Fitzgerald.

     The Company, through its Netherlands based subsidiary, Computer Task Group Europe, B.V. (CTG Europe), entered into an agreement with Mr. Molenaar effective January 1, 1996. The agreement sets forth the duties of Mr. Molenaar as Co-Managing Director for the Company's European operations and provides for a base salary (see compensation table), eligibility for an annual incentive bonus based upon the attainment of annual operating profits by CTG Europe and participation in employee benefit plans generally made available by CTG Europe. The agreement also provides for a payment equal to one times Mr. Molenaar's last earned annual gross salary in the event his employment is terminated at the request of the Company for a reason other than with cause. In addition, the agreement places post-employment restrictions on Mr. Molenaar with respect to customer and employee relationships and nondisclosure of confidential information. Finally, the agreement has a term for an indefinite period of time but may be terminated by either party upon three months prior written notice and will terminate in any event without notice at the end of the month in which Mr. Molenaar reaches age 65.

Severance Compensation Agreement

     On October 31, 1994, the Company entered into a severance compensation agreement with Ms. Fitzgerald. Generally, the separation agreement provides that in the event Ms. Fitzgerald is employed by the Company at the time of a change of control, and is subsequently terminated within two (2) years following change of control, she will be entitled to receive a lump sum severance payment equal to her average annual compensation for the five (5) calendar years preceding the change of control, multiplied by 2.99.

     A change of control is defined to mean (i) approval by the holders of the Common Stock of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Common Stock are converted into cash, securities or other properties, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger own in excess of 66 2/3% of the outstanding voting securities of the surviving corporation immediately after the merger,
(ii) approval by the holders of the Common Stock of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company other than a transfer of the Company's assets to a majority-owned subsidiary of the Company, (iii) approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company; or (iv) any person (other than the Company, or any entity owned or controlled by the Company), becomes a beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company's outstanding voting securities.

Non-Qualified Key Employee Deferred Compensation Plan

     On February 2, 1995 the Compensation Committee of the Board of Directors approved the creation of a Non-Qualified Key Employee Deferred Compensation Plan (Deferred Plan). The Deferred Plan is intended as a successor plan to the Supplemental Plan. Effective June 1, 1995, participants in the Deferred Plan were eligible to (i) elect to defer a percentage of their annual cash compensation and (ii) receive a Company contribution of a percentage of their base compensation and annual bonus if the Company attains annual defined performance objectives.

     The Chairman and Chief Executive Officer, subject to the approval of the Compensation Committee, recommends (i) those key employees who will be eligible to participate and (ii) the percentage of a participant's base and bonus compensation which will be contributed each year to the Deferred Plan if the Company attains annual defined performance objectives. All amounts credited to the participant are invested, as determined by the Compensation Committee, and the participant is credited with actual earnings of the investments. Company contributions, including investment earnings, may be cash or the stock of the Company.

     Prior to December 31, 2002, participants are granted pro rata vesting in Company contributions at the rate of 12.5% per year. If a participant terminates employment due to death, disability, retirement at age 65, or in the event a change of control (as defined in the CTG Executive Supplemental Benefit Plan previously recited) shall occur, the participant or his or her estate shall be entitled to receive the benefits accrued for the participant as of the date of such event. Company contributions will be forfeited, even if vested, in the event a participant violates a non-competition agreement or separates from service prior to December 31, 2002. Participants are 100% vested in their own contributions. All amounts in the Deferred Plan, including elective deferrals, are held as general assets of the Company and are subject to the claims of creditors of the Company. In 1996 the Company attained defined operating income objectives sufficient to cause the Compensation Committee on January 31, 1996 to authorize an award of seven and one-half percent (7 1/2%) of each eligible participant's 1996 base and incentive compensation as deferred compensation, subject to the aforementioned pro-rata vesting requirement and forfeiture provisions.

Directors' and Officers' Liability Insurance

     The Company indemnifies its directors and officers to the extent permitted by law in connection with civil and criminal proceedings against them by reason of their service as a director or officer. As permitted by Section 726 of the New York Business Corporation Law, the Company has purchased directors' and officers' liability insurance to provide indemnification for the Company and all its directors and officers. The current liability insurance policy, with a policy period effective April 1, 1997, was issued by The Chubb Group of Insurance Companies at an annual premium of approximately $110,000.

Indebtedness of Management

     At the annual meeting of shareholders held on April 29, 1992, the shareholders approved the Computer Task Group, Incorporated Management Stock Purchase Plan (the Plan). The purpose of the Plan is to promote the long-term growth and profitability of the Company by significantly increasing ownership of the Company's Common Stock by key employees who are expected to make significant contributions to the successful conduct of the business and affairs of the Company. By significantly increasing their share ownership, the Company expects that it will enhance its ability to attract and retain such individuals and that they will further identify their interests with those of the Company's shareholders. The Plan is administered by the Compensation Committee who has the exclusive right to determine which key employees are eligible to participate in the Plan, as well as the amount to be loaned to such employees for purposes of acquiring shares under the Plan.

     Under the Plan, eligible participants may purchase shares of the Company's Common Stock either directly from the Company or on the open market in brokers' transactions. The Company may, at the request of a Plan participant and subject to the approval of the Compensation Committee, lend an amount not to exceed the base compensation paid to such participant in the calendar year immediately preceding the year in which such purchase occurs. Amounts loaned to Plan participants may be used only for purposes of acquiring shares under the Plan. Each loan is evidenced by a promissory note for the amount borrowed and bears interest at a market rate. All amounts payable with respect to each note are secured by each participant's pledge of Common Stock acquired with the loan proceeds.

     During 1993 Ms. Fitzgerald borrowed $97,500 and during 1995 Mr. Louis Boyle borrowed $115,000 to purchase shares under the Plan. The loans are for a term of three (3) years with principal to be paid in full at the end of the term, with interest at four (4%) percent per year. During 1996, the largest aggregate amount of such indebtedness for both Ms. Fitzgerald and Mr. Boyle was $60,500 and $73,875, respectively. During 1996, Ms. Fitzgerald and Mr. Boyle repaid $60,500 and $19,975 on their loans. As of March 19, 1997, Ms. Fitzgerald owed $0 and Mr. Boyle owed $53,900 under the Plan.

Compensation Committee Interlocks and Insider Participation

     Mr. Marks, who was a member of the Compensation Committee until February 2, 1996, served as Chairman of the Company's Board of Directors from the time of its organization in 1966 until March 1984. He was President of the Company from 1966 until June 1979 when he became Chief Executive Officer, a position he held until March 1984. Mr. Marks was engaged by the Company as a consultant from March 1984 until December 1985. During 1996 Mr. Marks received an annual sum of $90,000 payable monthly under the terms of the Supplemental Plan. Under the terms of a noncompetition agreement that covered the period from March 1984 through October 1995, Mr. Marks also received the same medical benefits as those provided to other officers of the Company. The Company also paid the premiums on a life insurance policy with a face value of $300,000.

2. PROPOSAL TO AMEND THE COMPUTER TASK GROUP, INCORPORATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

     The Company has not increased its authorized shares of Common Stock since 1986. The proposed amendment to Article 4 of the Certificate of Incorporation would increase the number of authorized shares of Common Stock from 25,000,000
to 150,000,000 shares. As of March 19, 1997, approximately           shares of
Common Stock were outstanding, and           shares of Common Stock were
reserved for issuance through the Company's stock based employee plans, leaving shares authorized and unreserved for issuance. The Board believes that it is desirable to have the additional authorized shares of Common Stock available for stock splits, dividends, acquisitions, possible future financing, employee benefit plans, and other general corporate purposes. At present the number of authorized but unissued shares available are insufficient in the opinion of Company management and its financial advisors to engage in the aforementioned activities should the Company desire to do so. Such shares would be issuable at the Board's discretion without further shareholder action, except as may be required by law, regulation or the rules of the New York Stock Exchange.

     Although the Board has no present intention of doing so, shares of authorized and unissued Common Stock could be used in one or more transactions which could make it more difficult and, therefore, less likely to result in a takeover of the Company. Any such issuance of additional Common Stock would have the effect of diluting the stock ownership of persons seeking control of the Company. The Board believes that the possibility for such dilution could have a deterrent effect particularly on persons seeking to acquire control of the Company without purchasing 100% of the Company's outstanding shares. Pursuant to the Certificate of Incorporation, shareholders are not entitled to preemptive or other rights to subscribe for shares of Common Stock that may be issued in the future. This means that current shareholders do not have a prior right to purchase new shares of Common Stock in order to keep their proportionate ownership interest.

     The Board also could, although it has no present intention of doing so, authorize the issuance of shares of Common Stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to alter, amend or repeal any of the provisions of the Company's By-laws or Certificate of Incorporation would not receive the 66 2/3% shareholder vote that would be required. Further, such a holder might also have sufficient voting power to assure that any proposal to effect certain business combinations or amend the Certificate of Incorporation would not receive the shareholder approval required under New York law. Accordingly, the power to issue additional shares of Common Stock would enable the Board of Directors to make it more difficult to replace incumbent directors and to accomplish business combinations opposed by the incumbent Board of Directors.

     The proposed amendment to the Company's Certificate of Incorporation was authorized at the January 31, 1997 meeting of the Board of Directors, subject to the approval and ratification by the shareholders at the annual meeting. The proposed amendment to the Certificate of Incorporation is reflected in Article 4 of the Certificate, as more fully set forth in Appendix A. The favorable vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote at the meeting is required for adoption of the amendment to the Certificate of Incorporation.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

3. PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO REMOVE THE AUTHORIZATION FOR 2,300,000 SHARES OF PREFERRED STOCK DESIGNATED AS SERIES B PREFERRED STOCK

     The Certificate of Incorporation authorizes the issuance of 2,500,000 shares of preferred stock, par value $.01 per share (Preferred Stock), and permits the Board to authorize by resolution the issuance of one or more series of Preferred Stock and designate the terms thereof including, without limitation, the dividend rate, redemption price, liquidation value, sinking fund provisions, convertibility and voting powers of any such series. Pursuant to this authorization,on May 30, 1989, the Board designated a series of Preferred Stock as Series B Preferred Stock, and approved an amendment to the Certificate of Incorporation which authorized the issuance of 2,300,000 shares of Series B Preferred Stock, of which 1,448,276 were issued and sold to International Business Machines Corporation (IBM). On February 25, 1994, pursuant to the terms of the Series B Preferred Stock, IBM converted all of the 1,448,276 shares held by it into Common Stock. The terms of the Series B Preferred Stock were specifically negotiated with IBM in connection with the transaction in which the shares of Series B Preferred Stock was sold to IBM. No other shares of Series B Preferred Stock were ever issued by the Company and, due to the unique negotiated terms of the Series B Preferred Stock, it is unsuitable for issuance in connection with any other transaction.

     The New York Business Corporation Law (BCL) provides that a New York corporation, such as the Company, may provide in its Certificate of Incorporation that a class of preferred stock, such as the Preferred Stock, may be authorized for which the relative rights, preferences or limitations of any series of the preferred stock may be set by the board of directors. However, once the certificate of incorporation of a New York corporation has been amended to provide for the relative rights, preferences or limitations of a series of such preferred stock, the series of preferred stock may not be removed from authorization without the approval of the shareholders of the corporation for such removal.

     Since the Series B Preferred Stock has no practical use for the Company, the Board has proposed that the Certificate of Incorporation be amended to remove its authorization. The removal of the authorization for the 2,300,000 shares of Series B Preferred Stock will have the effect of restoring an equal number of shares of Preferred Stock to the amount from which the Board may authorize one or more new series of Preferred Stock by designating their relative rights, preferences or limitations and amending the Certificate of Incorporation accordingly.

     The Board believes that restoring the 2,300,000 shares of Preferred Stock to a status in which they will be available for authorizing one or more new series of Preferred Stock is desirable for possible future financings, acquisitions and other general corporate purposes. By enabling the Board to determine the terms of one or more new series of Preferred Stock (in addition to the 200,000 shares of Preferred Stock as to which the Board still has the effective ability to authorize a new series) at the time of any such issuance, the shareholders will enable the Board to provide for specific terms appropriate to a specific issuance without the expense and delay of holding a special meeting of shareholders.

     Although the Board has no present intention to do so, it should be noted that the Company could issue shares of a new series of Preferred Stock having features which would work to frustrate or discourage potential business combinations. By fixing the liquidation premium, redemption price, preferences or voting rights of a series, the Board could dilute the percentage of stock owned by an acquiring shareholder or increase the cost of acquiring a sufficient amount of stock generally entitled to vote at meetings of shareholders necessary to obtain control of the Company. Also, such shares could be issued to a holder or holders who would thereby have sufficient voting power to assure that any proposal to effect certain business combinations, to adopt or amend By-laws or to amend certain provisions of the Certificate of Incorporation would not receive the shareholder vote required by law or by the Certificate of Incorporation. Accordingly, the power to issue shares of Preferred Stock could enable the Board to make it more difficult to replace incumbent directors and to accomplish business combinations opposed by the incumbent Board.

     The 1994 financial statements together with the report of Price Waterhouse updated February 10, 1995, and the 1995 and 1996 financial statements together with the report thereon of KPMG Peat Marwick LLP dated January 31, 1997, and the Selected Financial Data, and the Management's Discussion and Analysis of Results of Operations and Financial Condition appearing in the accompanying 1996 Annual Report to Shareholders of the Company are hereby incorporated by reference in this Proxy Statement.

     The proposed amendment to the Certificate of Incorporation would be reflected in Article 4 of the Company's Certificate of Incorporation, as detailed in Appendix A.

     The proposed amendment was authorized at the January 31, 1997 meeting of the Board of Directors, subject to the approval and ratification by the shareholders at the annual meeting. The favorable vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote at the meeting is required for approval of the proposed amendment of the Certificate of Incorporation to remove the authorization for the Series B Preferred Stock.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

                               OTHER INFORMATION

Proxy Solicitation

     A shareholder giving a proxy may revoke it at any time before it is exercised. The cost of soliciting proxies in the accompanying form is to be borne by the Company. In addition to solicitations by mail, employees of the Company (who will not be specifically compensated for such services) may solicit proxies in person or by telephone. Arrangements will be made with brokers, custodians, nominees and fiduciaries to forward proxies and proxy soliciting material to the beneficial owners of the Company's shares, and the Company may reimburse such brokers, custodians, nominees or fiduciaries for their expenses in so doing. In addition, Corporate Investor Communications, Inc. has been retained by the Company to assist in the solicitation for which it will be paid a fee of approximately $3,000 plus reasonable out of pocket expenses.

Relationship with Independent Accountants

     KPMG Peat Marwick LLP, which has been the independent accounting firm auditing the financial statements of the Company since October 16, 1995, has been selected by the Board of Directors as the independent auditors of the Company. A representative of KPMG will be present at the annual meeting of shareholders of the Company. The representative will be given the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions. No member of that firm has any past or present interest, financial or otherwise, direct or indirect, in the Company or any of its subsidiaries. Matters involving auditing and related functions are considered and acted upon by the Audit Committee.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders which are intended to be included in the Company's Proxy Statement relating to its 1998 annual meeting of shareholders must be received at the Company's principal executive offices not later than December 5, 1997.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business which will be presented for consideration at the 1997 annual meeting of shareholders. However, if any other matters properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the holders of the proxies.

April 1, 1997
                                              By Order of the board of Directors

                                                                      APPENDIX A

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       COMPUTER TASK GROUP, INCORPORATED
          ------------------------------------------------------------
               Under Section 805 of the Business Corporation Law
          ------------------------------------------------------------

     The undersigned, Gale S. Fitzgerald and Joseph G. Makowski, being, respectively, the Chairman of the Board and the Secretary of Computer Task Group, Incorporated, do hereby certify as follows:

     1. The name of the Corporation is COMPUTER TASK GROUP, INCORPORATED. The name under which the Corporation was formed is Marks-Baer, Inc.

     2. The Certificate of Incorporation was filed by the Department of State of the State of New York on March 11, 1966.

     3. The Certificate of Incorporation is hereby amended as follows:

          a. Article 4 of the Certificate of Incorporation which, among other things, sets forth that the Corporation shall have the authority to issue 27,500,000 shares of all classes of stock consisting of 25,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share, is hereby amended to increase the aggregate number of shares of all classes of stock which the Corporation shall be authorized to issue to 152,500,000 shares, consisting of 150,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share. In order to effect such amendment, the first sentence of Article 4 is hereby amended to read in its entirety as follows:

     4. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 152,500,000 consisting of (1) 150,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and (2) 2,500,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

          b. Section (d) of Article 4 of the Certificate of Incorporation, which designates a series of Preferred Stock of the Corporation as Series B Preferred Stock and which sets the relative rights, preferences and limitations of such Series B Preferred Stock, is hereby amended to eliminate the designation of and authorization for such Series B Preferred Stock. Immediately prior to this amendment, there were 2,300,000 shares of Series B Preferred Stock, par value $.01 authorized, of which none were issued. In order to effect such amendment, Section (d) of Article 4 of the Certificate of Incorporation is deleted and eliminated in its entirety.

     5. The foregoing amendment of the Certificate of Incorporation was authorized by the affirmative vote of the Board of Directors of the Corporation followed by the affirmative vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon at a meeting of the shareholders duly called and held on the 30th day of April, 1997.

     IN WITNESS WHEREOF, the undersigned have signed this Certificate and affirmed that the statements made herein are true under the penalties of perjury
the      day of April, 1997.

---------------------------------------------     ---------------------------------------------
Gale S. Fitzgerald                                Joseph G. Makowski
Chairman of the Board                             Secretary

                         APPENDIX TO PROXY STATEMENT

                                  PROXY CARD

                      COMPUTER TASK GROUP, INCORPORATED
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George B. Beitzel, Richard L. Crandall and Barbara Z. Shattuck and each of them, as proxy or proxies, with power of substitution to vote all of the shares of Common Stock of Computer Task Group, Incorporated (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's Headquarters, 800 Delaware Avenue, Buffalo, New York on Wednesday, April 30, 1997 at 10:00 a.m. or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3 and in accordance with the judgment of the proxies on any other matters that may properly come before the meeting.

                    (MARK, SIGN AND DATE ON REVERSE SIDE)

(REVERSE SIDE)

PLEASE MARK VOTES AS
IN THIS EXAMPLE

1. Election of Class I Directors

Nominees: Gale S. Fitzgerald, Paul W. Joy and Randolph A. Marks

[ ] For all Nominees
[ ] Withheld From All Nominees
[ ] For All Nominees Except as noted: _______

2. Proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 150,000,000 shares.

[ ] For
[ ] Against
[ ] Abstain


3. Proposal to amend the Company's Certificate of Incorporation to remove the authorization for 2,300,000 shares of a series of preferred stock designated as Series B Preferred Stock.

[ ] For
[ ] Against
[ ] Abstain


4. Said proxies are given discretionary authority to vote and act upon such other matters as may come before the meeting or any adjournment thereof.

Please date and sign exactly as name appears hereon. Each joint tenant must sign. When signing as attorney, executor, trustee, etc. give full title. If signer is a corporation, sign in full corporate name by authorized officer. If a partnership, sign in partnership name by an authorized person.

Please sign, date and return this proxy today. No postage is required. A business envelope is enclosed for your convenience.

Signature: ______________ Date: ________ Signature: ______________ Date: ______